Exhibit 99.1

FOR IMMEDIATE RELEASE

Optimal Group Enters into Non-Prosecution Agreement with Office of the United States Attorney

Montreal, Quebec, October 30, 2009—Optimal Group Inc. (NASDAQ:OPMR) today announced that it has entered into a non-prosecution agreement with the Office of the United States Attorney for the Southern District of New York.

Following announcements by the Office of the United States Attorney for the Southern District of New York relating to its investigation of the U.S. Internet gambling industry, the Company announced on May 8, 2007 that it had initiated discussions with the U.S. Attorney’s Office and it was in the process of responding to a voluntary request for information issued by the U.S. Attorney’s Office. In connection with such ongoing investigation, the Company announced on May 11, 2007 that it had received a copy of warrants of seizure issued by the U.S. Attorney’s Office against funds of certain payment processors that were on deposit with two U.S. banks, which included $19,182,418.18 on deposit to the credit of the Company's affiliates.

Under the terms of the non-prosecution agreement, a total of $19,182,418.18 will be forfeited to the United States by the Company and its subsidiaries, as disgorgement of property involved in and proceeds received from the payment processing services that were provided by the Company’s subsidiaries to Internet gambling merchants in relation to U.S. customers of such merchants. Optimal and the U.S. Attorney’s Office have agreed that the $19,182,418.18 previously seized, which is presented as restricted cash on the Company’s consolidated balance sheets, shall be applied to satisfy the forfeiture obligation.

A copy of the non-prosecution agreement will be electronically filed with Canadian securities regulators and the United States Securities and Exchange Commission as soon as reasonably practicable and will thereafter be available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

About Optimal Group

Optimal Group Inc. has operated and, through various subsidiaries, has actively managed a variety of businesses.

Optimal Group Inc. currently operates:

The WowWee group of companies, with operations in Hong Kong, Carlsbad, California, Brussels, Belgium and Montreal, Quebec.  WowWee Group Limited, based in Hong Kong, is a leading designer, developer, marketer and distributor of technology-based consumer robotic, toy and entertainment products.

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Leon Garfinkle
Senior Vice President, General Counsel and Secretary
Optimal Group Inc.
(514) 738-8885
leon@optimalgrp.com